Filed Pursuant to Rule 433
Registration No. 333-166711-01

UBSC 2011-C1 - PY TABLE (A-2)
Generated at: 12/8/2011 5:14:22 PM

CLASS	A-2
BALANCE	154,403,000
INITIAL COUPON	2.8230

SETTLE DT	12/29/2011
FIRST PAY DT	1/10/2012

PRICE	0CPR	100CPY	2CDR40LS	5CDR40LS
99.747501	2.8818	2.8838	2.8832	2.8872
99.997501	2.8239	2.8232	2.8234	2.8219
100.247501	2.7661	2.7627	2.7637	2.7567
100.497501	2.7085	2.7024	2.7042	2.6917
100.747501	2.6511	2.6424	2.6448	2.6269
100.997501	2.5938	2.5824	2.5857	2.5623
101.247501	2.5367	2.5227	2.5267	2.4978
101.497501	2.4798	2.4631	2.4679	2.4336
101.747501	2.4230	2.4037	2.4092	2.3696
101.997501	2.3664	2.3445	2.3507	2.3057
102.247501	2.3099	2.2854	2.2924	2.2421
WAL	4.67	4.45	4.51	4.11
MDUR	4.32	4.13	4.18	3.83
PRIN BEG PD	55	52	37	27
PRIN END PD	58	58	58	58
PRIN WIN	4	7	22	32
PRIN BEG DT	7/10/2016	4/10/2016	1/10/2015	3/10/2014
PRIN END DT	10/10/2016	10/10/2016	10/10/2016	10/10/2016
J SPRD	176.70	181.41	180.07	188.33
N SPRD	135.00	139.45	138.19	145.96

SCENARIO #	1	2	3	4
DES	0CPR	100CPY	2CDR40LS	5CDR40LS
CPR LO	0	0	0	0
CPR YM	0	0	0	0
CPR PEN	0	100	0	0
CPR OPEN	0	100	0	0
DFLT RT	0	0	2	5
LOSS SEV	0	0	40	40
REC DLY	0	0	12	12
EXT TERM	0	0	0	0
EXT PCT	0	0	0	0
PRIN ADV	100	100	100	100
INT ADV	100	100	100	100
CLEANUP	FALSE	FALSE	FALSE	FALSE
CLEANUPPCT	1	1	1	1
CALL TIMING	AFTER	AFTER	AFTER	AFTER

TSY (YRS)	YLD (%)	SWAP (YRS)	YLD (%)
0.0833	0.2540	2.0000	0.7000
0.2500	0.2540	3.0000	0.8430
0.5000	0.2540	4.0000	1.0740
2.0000	0.2540	5.0000	1.3280
3.0000	0.3830	6.0000	1.5730
5.0000	0.9150	7.0000	1.7870
7.0000	1.4770	8.0000	1.9570
10.0000	2.0350	9.0000	2.0940
30.0000	3.0250	10.0000	2.2090
		11.0000	2.3040
		12.0000	2.3960
		15.0000	2.5600
		20.0000	2.6610

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The issuer has filed a registration statement (including a prospectus) with the SEC (registration statement file no. 333-166711) for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-877-858-5407.

The offered certificates may not be suitable for all investors.  Investors are urged to read any more complete free writing prospectuses prior to making an investment decision and, following availability thereof, the prospectus supplement, relating to the offered certificates because they contain important information regarding the offering that is not included herein.  The issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus supplement if you request it by calling toll-free 1-877-858-5407.

The offered certificates referred to in these materials, and the asset pools backing them, are subject to modification or revision (including the possibility that one or more classes of offered certificates may be split, combined or eliminated at any time prior to issuance or availability of a final prospectus) and are offered on a "when, as and if issued" basis.  You understand that, after you indicate an interest in purchasing any class of offered certificates, a contract of sale will come into being no sooner than the date on which the relevant class has been priced and we have confirmed the allocation of certificates to be made to you; any "indications of interest" expressed by you, and any "soft circles" generated by us, will not create binding contractual obligations for you or us.

Because the offered certificates are being offered on a "when, as and if issued" basis, any such contract will terminate, by its terms, without any further obligation between us, if the offered certificates themselves, or the particular class to which the contract relates, are not issued.  Because the offered certificates are subject to modification or revision, any such contract also is conditioned upon the understanding that no material change will occur with respect to the relevant class of securities between the date of pricing and the closing date.  If a material change does occur with respect to such class, our contract will terminate, by its terms, without any further obligation between us (the "Automatic Termination").  If an Automatic Termination occurs, we will provide you with revised offering materials reflecting the material change and give you an opportunity to purchase such class.  To indicate your interest in purchasing the class, you must communicate to us your desire to do so within such timeframe as may be designated in connection with your receipt of the revised offering materials.

The information contained in these materials may be based on assumptions regarding market conditions and other matters as reflected herein, however, there is no guaranty that any such assumptions will coincide with actual market conditions or events.

The underwriters and their respective affiliates, officers, directors, partners and employees, including persons involved in the preparation or issuance of these materials, may, from time to time, have long or short positions in, and buy and sell, the offered certificates mentioned herein or derivatives thereof (including options).  UBS Securities LLC, Citigroup Global Markets Inc. and the other underwriters and their respective affiliates may have an investment or commercial banking relationship with the issuer.

Information in these materials is current as of the date appearing on the material only.  This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement.  The information in this free writing prospectus is preliminary and subject to change prior to the time of sale.  Information in these materials regarding any offered certificates discussed herein supersedes all prior information regarding such offered certificates.  These materials are not to be construed as an offer to sell or the solicitation of any offer to buy any offered certificate in any jurisdiction where such an offer or solicitation would be illegal.  You should consult your own counsel, accountant and other advisors as to the legal, tax, business, financial and related aspects of a purchase of these securities.

IRS CIRCULAR 230 NOTICE:  THIS MATERIAL IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, FOR THE PURPOSE OF AVOIDING U.S. FEDERAL, STATE OR LOCAL TAX PENALTIES.  THIS MATERIAL IS WRITTEN AND PROVIDED BY THE UNDERWRITERS IN CONNECTION WITH THE PROMOTION OR MARKETING OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN.  INVESTORS SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.